Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	CCG Investor Relations
Tel:+ 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@chinanutrifruit.com	Email: crocker.coulson@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Elaine Ketchmere, Partner
Email: elaine.ketchmere@ccgir.com
Tel: +1-310-954-1345 (LA office)
FOR IMMEDIATE RELEASE

China Nutrifruit Group Limited Announces Strong Third Quarter Fiscal Year 2011 Results

  Third quarter FY2011 net revenue and net income rose 24.2% and 34.9% year-over-year, respectively

   Affirms FY 2011 Guidance

Daqing, Heilongjiang Province, China – February 14, 2011 China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today announced its financial results for the period ended December 31, 2010, which represents the third quarter of fiscal year 2011.

Third Quarter Fiscal Year 2011 Highlights

  Net sales increased 24.2% year-over-year to $22.1 million

  Gross profit increased 26.4% year-over-year to $10.3 million, with gross margin of 46.4%

  Operating earnings rose 34.3% year-over-year to $8.4 million, with operating margin of 37.8%

  Net income increased 34.9% year-over-year to $6.2 million, or $0.15 per diluted share

  In October 2010, the Company’s board appointed Mr. Aijun Wang as vice president of sales

  In December 2010, the Company announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of Taiwan Depositary Receipt (the "TDRs"). The Company plans to apply for listing the TDRs on the Taiwan Stock Exchange

“During the third fiscal quarter, sales of our fruit based products continued to exhibit strong double-digit year-over-year growth driven by increasing number of health-conscious consumers, the high quality of our products, and our diverse product offering. We reported attractive operating and net income growth of over 34%,” commented Mr. Changjun Yu, Chairman and CEO of China Nutrifruit. “Our new blackcurrant and seabuckthorn concentrate juice and glazed fruits products gained increased market share and accounted for approximately 8.5% of the total sales during the third fiscal quarter.”

Third Quarter Fiscal Year 2011 Results

Net sales for the third quarter of fiscal year 2011 increased 24.2% to $22.1 million, from $17.8 million in the same quarter of fiscal 2010. Strong sales growth during the quarter was primarily due to solid market demand driving sales of glazed fruit and concentrate pulp products and an increase in the average sales price of crab apple concentrate juice and pear concentrate pulp. In addition, the Company’s newly launched seabuckthorn and blackcurrant concentrate juice and glazed fruit products also contributed to the quarter’s sales growth, accounting for 8.5% of total sales.

In the third quarter of fiscal year 2011, net sales from concentrated juice products, which accounted for 41.4% of total net sales, were $9.2 million, up 8.9% from $8.4 million, or 47.2% of total net sales, in the same quarter of fiscal year 2010. Net sales from glazed fruit products reached $6.0 million, contributing 27.3% of net sales, up 12.8% as compared to $5.4 million, or 30.1% of total sales in the same period of prior year. Sales of concentrate pulp products and nectar were $4.9 million and $1.3 million, respectively, up 159.7% and 50.4% from $1.9 million and $0.9 million, respectively, in the same period in fiscal year 2010. Sales of fresh fruit increased 40.1% to $0.8 million, from $0.5 million in the year ago period. The Company reported no revenue from the beverage segment as it discontinued beverage operation in March 2010, following its strategic decision to focus on its high-margin premium products.

Gross profit for the third quarter of fiscal year 2011 increased 26.4% to $10.3 million from $8.1 million for the same period a year ago. Gross margin was 46.4% for the third quarter of fiscal year 2011, up from 45.7% in the year ago period. The increase in gross margin was mainly due to the increase in the gross margin of our concentrate pulp products. Gross margin on concentrate pulp products rose to 36.5% from 28.3% in the same period last fiscal quarter. Gross margin of glazed fruit products, nectar and concentrate juice were 54.2%, 67.7% and 43.7% compared to 51.9%, 69.7% and 44.4%, respectively, in the third quarter of fiscal year 2010.

In the third quarter of fiscal year 2011, selling, general, and administrative expenses remained stable at approximately $1.9 million. Selling expenses were $1.1 million, or 5.0% of net sales, up 1.6% compared to $1.09 million, or 6.1% of net sales, in the third quarter of fiscal year 2010. As a percentage of net sales, decline in selling expenses was due to the Company’s well established relationships with existing distributors who continue to place repeat orders with higher volume, resulting in lower sales related travel expenses. In addition, the Company incurred no selling expenses related to beverage products in the third quarter of fiscal year 2011.

General and administrative (“G&A”) expenses were $807,231, or 3.6% of net sales, down 1.1% from $816,069, or 4.6% of net sales a year ago. The decrease was mainly attributable to cost-control measures implemented to improve operational efficiency.

Operating earnings in the third quarter of fiscal year 2011 were $8.4 million compared to $6.2 million in the comparable period last fiscal year. Operating margin for the quarter was 37.8%, as compared to 34.9 % a year ago.

Provision for income taxes for the quarter was $2.1 million compared to $1.6 million a year ago.

Net income in the third quarter of fiscal year 2011 was $6.2 million, or $0.15 per diluted share, up 34.9% as compared to $4.6 million, or $0.11 per diluted share, a year ago. The calculation of diluted earnings per share for the third quarter of fiscal 2011 is based on 40.4 million weighted average shares outstanding compared to 40.2 million in the same quarter of fiscal 2010.

Nine Months Fiscal Year 2011 Results

For the nine months ended December 31, 2010, net sales were $55.0 million, up 18.2% from $46.5 million in the nine months ended December 31, 2009. Net sales from concentrate juice products, which accounted for 48.5% of total net sales in the first nine months of fiscal 2011, were $26.7 million, up 32.7% from $20.1 million during the comparable period a year ago. Among the Company’s concentrated juice products, sales of crab apple and raspberry increased 96.2% and 35.1%, respectively. Net sales from glazed fruit, which accounted for 21.2% of net sales, were $11.6 million, up 14.1% from $10.2 million in the same period a year ago. Sales of concentrate pulp and nectar, which accounted for 17.0% and 9.2%, were $9.4 million and $5.1 million, up 46.9% and 5.1% from $6.4 million and $4.8 million in the same period a year ago, respectively. The Company did not record sales from beverages since it ceased the production of beverages and focus on its core high-margin products in March 2010.

Gross profit increased 16.5% to $25.4 million from $21.8 million a year ago. Gross margin was 46.1% in the first nine months of fiscal year 2011 compared to 46.8% in the comparable period a year ago. Income from operations was $20.5 million, up 21.6% from $16.8 million last year. Net income for the nine months ended December 31, 2010 was $15.2 million, or $0.38 per diluted share, compared to $12.5 million, or $0.33 per diluted share in the same period of fiscal 2010. The calculation of diluted earnings per share for the first nine months of fiscal 2011 is based on 40.4 million weighted average shares outstanding compared to 37.5 million in the comparable period of fiscal 2010.

Financial Condition

As of December 31, 2010, China Nutrifruit had $24.3 million in cash and cash equivalents, $4.2 million in current liabilities with no long term debt and working capital of $56.0 million.

Shareholders’ equity was $82.9 million as of December 31, 2010, up from $65.8 million as of March 31, 2010. Net cash used in operating activities was $3.8 million, mainly due to $10.0 million in advance payment for the construction of the Company’s new fruit and vegetable powder facility in Daqing, which is scheduled to begin operations in June 2011 and an increase in inventory of $15.7 million as the Company has accumulated a large amount of inventories since the start of the production season in July that will be sold throughout the year. These outflows of cash were partially offset by the Company’s net earnings and collection of trade receivables.

Recent Events

On January 12, 2011, at the Company’s annual meeting of stockholders, stockholders re-elected Changjun Yu, Jizeng Zhang, William Haus, Chun Wai Chan and Jingfu Li to the board of directors. China Nutrifruit's shareholders approved the adoption of the Company's 2010 Equity Incentive Plan and also ratified the appointment of HLB Hodgson Impey Cheng as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011.

On January 18, 2011, the Company announced that due to difficult weather conditions in Daqing, it has decided to delay the final equipment installation phase of its new fruit and vegetable powder production facility until March 2011.

On January 24, 2011, the Company announced that it has entered into a supply contract with Doehler Food and Beverage Ingredients (Rizhao) Co., Ltd. ("Doehler Rizhao") to supply 1,500 tons of its fruit concentrate products.

On February 1, 2011, the Company announced that it has entered into a supply contract with Cargill Trading (Shanghai) Ltd. ("Cargill Shanghai") to supply 120 tons of its fruit concentrate products.

Business Outlook

China Nutrifruit recently announced that due to difficult weather conditions, the Company decided to delay the final phase of equipment installation at its new fruit and vegetable powder facility until March 2011 and expects to commence trial production in June 2011. Despite the delay in the production schedule of new fruit and vegetable powder products, management expects no material impact to the Company’s fiscal year 2011 financial results. The Company expects higher average selling prices of its products and increased production of the new glazed fruit products, including seabuckthorn and blackcurrant, coupled with strong demand across all product categories in the last quarter of the fiscal year, to offset the loss in expected revenue and net income from the new fruit and vegetable powder line for fiscal year 2011. Therefore, the Company reaffirms its financial guidance for fiscal year 2011 for revenue in the range of $90 million to $95 million and net income of $22 million to $23 million.

“The fourth fiscal quarter is typically our strongest quarter and we anticipate strong growth in sales volume driven by healthy consumer demand in the fourth quarter of fiscal 2011. We have seen a surge in orders from distributors during the Chinese New Year combined with rise in average selling prices and therefore remain confident in our ability to meet our revenue and net income guidance for fiscal 2011,” said Mr. Yu. “We recently entered into new supply contracts with Doehler Rizhao and Cargill Shanghai to supply our fruit concentrate juice products. Through Cargill Shanghai, our products will be distributed in Mongolia. We received positive feedback from these customers and remain optimistic that such small orders will lead to large scale supply contracts. Looking forward, we expect to further diversify our domestic customer base and add new international customers. Meanwhile, we are preparing to execute the final equipment installation stage of our fruit and vegetable powder product line and commence trial production in June 2011. ”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Time on Monday, February 14, 2011 to discuss its third quarter fiscal 2011 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1-706-643-0585. The conference ID number for the call is 43653814.

If you are unable to participate in the call at this time, a replay will be available on Monday, February 14, 2011 at 12:00 noon Eastern Time, through Monday, February 28, 2011. To access the replay, dial 800-642-1687. International callers should dial +1-706-645-9291. The conference ID number for the replay is 43653814.

About China Nutrifruit Group Limited

Through its subsidiary Daqing Longheda Food Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, seabuckthorn, blackcurrant and raspberry. The Company’s processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 17 provinces in China. For more information, please visit http://www.chinanutrifruit.com .

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our new products, new fruit and vegetable powder manufacturing facility, and its expected impact on the Company’s business and financial performance, our expected financial performance in FY2011, our ability to win large scale supply contracts, expand customer base and add international customers, and strategic and operational plans, our plans to apply for listing the TDRs on the Taiwan Stock Exchange and the TDR offering, our expectations regarding the market for our existing products and new products, our expectations regarding the continued growth of the specialty fruit market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2010, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

–Financial Tables Follow –

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$22,136,504	$17,816,916	$54,955,885	$46,502,988
Cost of sales	(11,856,020)	(9,680,959)	(29,600,110)	(24,734,449)
Gross profit	10,280,484	8,135,957	25,355,775	21,768,539
Selling expenses	(1,111,697)	(1,094,111)	(2,369,675)	(2,592,363)
General and administrative expenses	(807,231)	(816,069)	(2,503,801)	(2,333,033)
Operating earnings	8,361,556	6,225,777	20,482,299	16,843,143
Other income (expenses)
Other income	8,988	9,204	57,009	48,575
Total other income (expenses)	8,988	9,204	57,009	48,575
Earnings before income taxes	8,370,544	6,234,981	20,539,308	16,891,718
Provision for income taxes	(2,131,289)	(1,609,004)	(5,317,931)	(4,379,594)
Net earnings	6,239,255	4,625,977	15,221,377	12,512,124
Other comprehensive income
Foreign currency translation	1,092,793	(39,255)	2,668,212	(19,452)
Comprehensive income	$7,332,048	$4,586,722	$17,889,589	$12,492,672
Earnings per share
Basic	$0.16	$0.12	$0.40	$0.34
Diluted	$0.15	$0.11	$0.38	$0.33
Weighted average number of common stock
outstanding
Basic	36,762,896	36,125,754	36,703,018	36,125,754
Diluted	40,375,048	40,167,345	40,350,605	37,507,917

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	December 31,	March 31,
	2010	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$24,336,712	$35,994,443
Proceeds from private placement held in escrow account	-	931,630
Trade receivables, net of allowance	5,535,909	11,047,846
Inventories, net	20,138,578	4,179,910
Prepayments and deposits	10,164,077	-
Other current assets	1,512	116,196
Total current assets	60,176,788	52,270,025
Property and equipment, net	20,644,612	17,066,907
Construction in progress	5,152,212	-
Deferred tax assets	950,652	1,068,878
Land use rights, net	187,730	185,686
TOTAL ASSETS	$87,111,994	$70,591,496
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$1,768,965	$2,379,246
Trade payables	327,535	87,954
Income taxes payable	2,107,673	2,296,513
Total current liabilities	4,204,173	4,763,713
TOTAL LIABILITIES	4,204,173	4,763,713

Commitments and Contingencies
Shareholders' equity
Series A Preferred stock
Authorized: 5,000,000 shares, par value $0.001
Issued and outstanding: 342,983 shares as at December 31, 2010;
(365,109 as at March 31, 2010)	343	365
Common stock
Authorized: 120,000,000 shares, par value $0.001
Issued and outstanding: 36,794,532 shares as at December 31, 2010;
(36,573,272 shares as at March 31, 2010)	36,794	36,573
Additional paid-in-capital	36,492,675	36,492,875
Statutory reserves - restricted	6,850,422	4,564,345
Accumulated other comprehensive income	3,108,926	440,714
Retained earnings	36,418,661	24,292,911
TOTAL SHAREHOLDERS’ EQUITY	82,907,821	65,827,783
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,111,994	$70,591,496

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	Nine months ended
	December 31,
	2010	2009
Operating activities:
Net earnings	$15,221,377	$12,512,124
Adjustments to reconcile net earnings to net cash
used in operating activities
Depreciation and amortization	1,489,507	1,120,793
Benefit for deferred income taxes	117,392	164,934
Changes in operating assets and liabilities:
Trade receivables, net	5,644,090	3,149,316
Inventories	(15,705,832)	(10,010,662)
Prepayments and deposits	(10,025,807)	291,788
Other current assets	114,703	(1,462)
Trade payables	232,288	247,371
Income taxes payable	(218,770)	136,031
Other payables and accrued expenses	(629,515)	(1,908,952)
Net cash (used in) provided by operating activities	(3,760,567)	5,701,281
Investing activities:
Purchase of property and equipment	(4,333,519)	(2,577,984)
Addition to construction in progress	(5,084,541)	-
Net cash used in investing activities	(9,418,060)	(2,577,984)
Financing activities:
Proceeds from issuance of preferred stocks	-	12,006,646
Proceeds from issuance of warrants	-	1,302,354
Cost of raising capital	-	(1,094,047)
Dividend paid	(809,550)	-
Proceeds from private placement held in escrow account	931,630	-
Net cash provided by financing activities	122,080	12,214,953
(Decrease) Increase in cash and cash equivalents	(13,056,547)	15,338,250
Effect of exchange rate on cash and cash equivalents	1,398,816	(39,570)
Cash and cash equivalents at beginning of the period	35,994,443	4,768,542
Cash and cash equivalents and proceeds from private
placement held in escrow account at end of the period	$24,336,712	$20,067,222
Supplemental disclosure of cash flows information:
Cash paid for:
Income taxes	$5,418,475	$4,078,629
Supplemental disclosure of non-cash information:
Issuance of warrants	$-	$367,156
Purchases of property and equipment	$-	$160,183

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